Exhibit 4.2

EXECUTION VERSION

Dated as of July 27, 2015

First Supplemental Indenture

among

The Kansas City Southern Railway Company

as Issuer

Each of the Guarantors Party Hereto

and

U.S. Bank National Association,

as Trustee

4.950% Senior Notes due 2045

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of July 27, 2015, among THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a Missouri corporation (the “Issuer”), the guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly incorporated and existing under the laws of the United States of America, as Trustee (together with its successors and assigns, in such capacity, the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the guarantors party hereto and the Trustee have heretofore executed and delivered an Indenture, dated as of July 27, 2015 (the “Original Indenture” and, as hereby supplemented, the “Indenture”), providing for the issuance from time to time of one or more series of the Issuer’s Securities;

WHEREAS, pursuant to the terms of the Indenture, the Issuer desires to provide for the establishment of a series of Securities to be designated as the “4.950% Senior Notes due 2045” (herein referred to as the “2045 Notes”), the form and substance of the 2045 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this First Supplemental Indenture;

WHEREAS, Section 11.01(h) of the Original Indenture provides that the Issuer and the Trustee may provide for the issuance of additional Securities in accordance with the Original Indenture;

WHEREAS, Section 2.03 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in a supplemental indenture to the Original Indenture; and

WHEREAS, all acts and things necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding instrument in accordance with its terms and for the purposes herein expressed, have been done and performed; and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:

ARTICLE I

RELATION TO INDENTURE; ADDITIONAL DEFINITIONS

Section 1.01 Relation to Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Additional Definitions. For all purposes of this First Supplemental Indenture, capitalized terms used herein shall have the respective meanings specified below or, if not specified below, shall have the meaning specified in the Original Indenture.

“2045 Notes” has the meaning set forth in the second paragraph of the Recitals hereof.

First Supplemental Indenture

“Below Investment Grade Ratings Event” means, on any day within the 60-day period (which period shall be extended so long as the rating of the 2045 Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice by the Issuer or Parent of the occurrence of a Change of Control or Parent’s intention to effect a Change of Control, that the 2045 Notes are rated below Investment Grade by two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s or Parent’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which banking institutions and trust companies are open for business in New York, New York.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Parent and its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the total Voting Stock of Parent or other Voting Stock into which Parent’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Payment Date” has the meaning assigned to it in Section 4.07(c) hereof.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption) (“Remaining Life”) of the 2045 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2045 Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent publicly filed balance sheet of Parent and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Global Note” means a Security evidencing all or part of the 2045 Notes, substantially in the form attached as Exhibit A.

“Guarantors” means Parent and the subsidiaries of Parent that execute a Note Guarantee, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.

“Interest Payment Dates” means February 15 and August 15 of each year, or if any such day is not a Business Day, the next succeeding Business Day, until maturity, beginning on February 15, 2016.

“Issue Date” means July 27, 2015.

“Maturity Date” has the meaning set forth in Section 2.03 hereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the 2045 Notes issued by a Person pursuant to the terms of the Indenture.

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the 2045 Notes or fails to make a rating of the 2045 Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are primary Government Securities dealers) and their respective successors; provided, however, that if any Reference Treasury Dealer is not at the applicable time a primary Government Securities dealer (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer selected by it.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the 2045 Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, on any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the related Comparable Treasury Issue, calculated using a price for that Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

All references herein to Articles, Sections or Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections or Exhibits of this First Supplemental Indenture. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture.

ARTICLE II

THE SERIES OF NOTES

Section 2.01 Title of the Notes. The 2045 Notes shall be designated as the “4.950% Senior Notes due 2045.”

Section 2.02 No Limitation on Aggregate Principal Amount. There shall be no limitation on the aggregate principal amount of 2045 Notes that may be outstanding.

Section 2.03 Stated Maturity. The Stated Maturity of the 2045 Notes shall be August 15, 2045 (the “Maturity Date”).

Section 2.04 Interest and Interest Rate. (a) The 2045 Notes shall bear interest at the rate of 4.950% per annum, and interest will accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from and including the Issue Date. Such interest shall be payable semiannually in arrears, on the Interest Payment Dates. Interest on the 2045 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrued on the 2045 Notes from the last Interest Payment Date before the Maturity Date shall be payable on the Maturity Date.

(b) The interest so payable on any Interest Payment Date shall be paid to the Persons in whose names the 2045 Notes are registered at the close of business on the record date for such Interest Payment Date, being the immediately preceding February 1 and August 1, as the case may be.

Section 2.05 Place of Payment. The place or places where the principal of and interest on the 2045 Notes shall be payable is the office or agency of the Issuer maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, and any other place or places designated by the Issuer pursuant to the Indenture; provided that while the 2045 Notes are represented by one or more Registered Global Securities registered in the name of the Depositary, or its nominee, the Issuer will cause payments of principal and interest on such Registered Global Securities to be made to the Depositary or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by the Depositary or its nominee, and otherwise in accordance with such agreements, regulations or procedures.

Section 2.06 Place of Registration or Exchange. The place where the Holders of the 2045 Notes may present the 2045 Notes for registration of transfer or exchange and may make notices and demands to or upon the Issuer in respect of the 2045 Notes shall be the Corporate Trust Office of the Trustee.

Section 2.07 Global Notes. (a) The 2045 Notes shall be issuable in whole or in part in the form of one or more Global Notes in definitive, fully registered, book-entry form, without interest coupons. The Global Note shall be deposited on the Issue Date with, or on behalf of, the Depositary.

(b) The Depository Trust Company shall initially serve as Depositary with respect to the Global Note. Such Global Note shall bear the legend set forth in the form attached as Exhibit A.

Section 2.08 Form of Securities. The Global Note shall be substantially in the form attached as Exhibit A.

Section 2.09 Additional 2045 Notes. The Issuer may issue additional 2045 Notes under the Indenture. Each of the 2045 Notes issued on the Issue Date and any additional 2045 Notes subsequently issued shall each be treated as a single class for all purposes under the Indenture, unless otherwise provided in the Indenture; provided, however, that any additional 2045 Notes that are not fungible with existing 2045 Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the existing 2045 Notes. Unless the context otherwise requires, for all purposes of the Indenture, references to the 2045 Notes include any additional 2045 Notes actually issued.

ARTICLE III

REDEMPTION OF THE 2045 NOTES

Section 3.01 Optional Redemption. (a) Prior to February 15, 2045 (the date that is six months prior to the Maturity Date), the 2045 Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2045 Notes to be redeemed and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2045 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus 30 basis points, plus accrued interest to but excluding the redemption date.

(b) On or after February 15, 2045 (the date that is six months prior to the Maturity Date), the 2045 Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the 2045 Notes to be redeemed plus accrued interest to but excluding the redemption date.

(c) Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Original Indenture; provided, however, that if less than all of the 2045 Notes are to be redeemed at any time, the Trustee (or Registrar if other than the Trustee) will select 2045 Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the 2045 Notes are listed, or if the 2045 Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, that no 2045 Note of $2,000 in principal amount or less shall be redeemed in part.

Section 3.02 Mandatory Redemption; Sinking Fund Obligations. The Issuer shall have no obligation to redeem or purchase any 2045 Notes pursuant to any Mandatory Sinking Fund Payment.

ARTICLE IV

COVENANTS

Additional Covenants. Article IV of the Original Indenture shall be amended by adding the following new Sections thereto as set forth below for the benefit of the Holders of the 2045 Notes but no other series of Securities under the Original Indenture, whether now or hereafter issued and outstanding (except as may be provided in a future supplemental indenture to the Original Indenture):

Section 4.06 Limitation on Liens. If the Issuer, Parent or any of Parent’s Significant Subsidiaries that is a Guarantor create or permit any lien of any kind upon any stock or indebtedness, whether owned on the Issue Date or thereafter acquired, of the Issuer or any of Parent’s Significant Subsidiaries that is a Guarantor to secure any Debt (other than the 2045 Notes) of the Issuer, Parent, any of Parent’s Subsidiaries (other than the Issuer) or any other person, the Issuer will cause the outstanding 2045 Notes to be secured equally and ratably with that Debt, unless the aggregate principal amount of all such secured Debt then outstanding would not exceed 10.0% of Parent’s Consolidated Net Assets. This Section 4.06 does not (i) restrict any other property of Parent or its Subsidiaries or (ii) prohibit the sale by Parent or any of its Subsidiaries of any stock or indebtedness of any Subsidiary, including any Significant Subsidiary.

Section 4.07 Offer to Repurchase Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, the Issuer will be required to make an offer to each Holder of the 2045 Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s 2045 Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2045 Notes repurchased plus accrued interest, if any, to but excluding the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Issuer shall mail to each Holder of the 2045 Notes, with a copy to the Trustee, a notice:

(i) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(ii) offering to repurchase the 2045 Notes;

(iii) setting forth the payment date for the repurchase of the 2045 Notes, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iv) if mailed prior to the date of consummation of the Change of Control, stating that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice;

(v) stating that any 2045 Note not tendered will continue to accrue interest;

(vi) stating that, unless the Issuer defaults in the payment of the repurchase price, all 2045 Notes accepted for payment pursuant to the repurchase offer will cease to accrue interest after the payment date specified in the notice; and

(vii) specifying the procedure for tendering 2045 Notes.

(b) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2045 Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such conflict.

(c) On the repurchase date following a Change of Control Repurchase Event (the “Change of Control Payment Date”), the Issuer will, to the extent lawful:

(i) accept for payment all 2045 Notes or portions of 2045 Notes properly tendered pursuant to the Issuer’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all 2045 Notes or portions of 2045 Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the 2045 Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of 2045 Notes being purchased by the Issuer.

(d) The Paying Agent will promptly mail to each Holder of 2045 Notes properly tendered the purchase price for the 2045 Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of 2045 Notes a new 2045 Note equal in principal amount to any unpurchased portion of any 2045 Notes surrendered; provided that each new 2045 Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e) The Issuer will not be required to make an offer to repurchase the 2045 Notes upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer set forth in the Indenture and such third party purchases all 2045 Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption for all outstanding 2045 Notes has been given pursuant to Section 3.03 of the Original Indenture.

Section 4.08 Additional Guarantors. Parent shall cause each Domestic Subsidiary that guarantees the Credit Agreement or any other Debt of the Issuer, Parent or any of Parent’s Significant Subsidiaries that is a Guarantor to become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 30 days of becoming a guarantor of such Debt; provided that, for avoidance of doubt, none of KCSM or any of its Subsidiaries shall be required to become a Guarantor.

Section 4.09 Reports. Whether or not Parent is required to file reports with the Commission, Parent shall file with the Commission all such reports and other information when and as Parent would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if Parent were subject thereto, unless the Commission does not permit such filings, in which case Parent shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if Parent were required and permitted to file reports with the Commission) and instruct the Trustee to mail such reports and other information to Holders at their addresses set forth on the Security Register. Parent shall supply the Trustee and each Holder of 2045 Notes or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. Notwithstanding the foregoing sentence, the Trustee and each Holder of 2045 Notes shall be deemed to have been supplied the foregoing reports and other information at the time the Trustee or such Holder may electronically access such reports and other information by means of the Commission’s homepage on the internet or at Parent’s homepage on the internet.

Delivery of the reports and other information described in this Section 4.09 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports or other information shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Effect of Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the Original Indenture of Covenant Defeasance, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 thereof, be released from their obligations under Sections 4.06 and 4.07 hereof with respect to the outstanding 2045 Notes on and after the date the conditions set forth in Section 8.04 thereof are satisfied, and the 2045 Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that 2045 Notes will not be deemed outstanding for accounting purposes).

Section 5.02 Counterpart Originals. The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 5.03 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE 2045 NOTES.

Section 5.04 TIA Controls. If any provision in this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof that is required to be included herein by any provisions of the TIA, such required provision shall control.

Section 5.05 Severability. In case any provision in this First Supplemental Indenture or the 2045 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06 Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY, as the Issuer

By:	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President & Treasurer

KANSAS CITY SOUTHERN, as Guarantor and Parent

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Executive Vice President and Chief Financial Officer

GATEWAY EASTERN RAILWAY COMPANY, as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

SOUTHERN DEVELOPMENT COMPANY, as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

THE KANSAS CITY NORTHERN RAILWAY COMPANY, as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

TRANS-SERVE, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

KCS HOLDINGS I, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

KCS VENTURES I, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

SOUTHERN INDUSTRIAL SERVICES, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

VEALS, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

PABTEX, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Crystal Maston
Name: Crystal Maston
Title: Vice President

Exhibit A

EXHIBIT A

to

[Face of Note]

CUSIP No.

ISIN No.

4.950% Senior Notes due 2045

No.	$

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

promises to pay to                                                                                        or registered assigns,

the principal sum of                                                                                                                dollars on August 15, 2045.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:
Name:
Title:

This is one of the Securities referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:	,

[REVERSE SIDE OF NOTE]

4.950% Senior Notes due 2045

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

The Issuer will pay the principal of this note on August 15, 2045.

The Issuer promises to pay interest on the principal amount of this note on each Interest Payment Date at the rate of 4.950% per annum.

Interest will be payable semi-annually (to the holders of record of the 2045 Notes at the close of business on February 1 or August 1immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing [February 15, 2016]*.

Interest on the 2045 Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including July 27, 2015; provided that, if there is no existing default in the payment of interest and this note is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the 2045 Notes to the extent lawful and in accordance with the terms of the Indenture.

2.	Method of Payment.

The Issuer will pay principal as provided above and interest (except defaulted interest) on the principal amount of the 2045 Notes as provided above on each Interest Payment Date to the Persons who are Holders (as reflected in the Security Register at the close of business on February 1 and August 1 immediately preceding the Interest Payment Date), in each case, even if the 2045 Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Issuer will not make payment to the Holder unless this note is surrendered to a Paying Agent.

*	With respect to 2045 Notes issued on the Issue Date.

The Issuer will pay principal, premium, if any, and, as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, subject to the requirements of any Depositary which is the Holder of this note, the Issuer may pay principal, premium, if any, and interest by its check payable in such money. The Issuer may mail an interest check to a Holder’s registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may appoint or change any Authenticating Agent, Paying Agent or Registrar without notice. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Issuer issued the 2045 Notes under an Indenture dated as of July 27, 2015 (as supplemented by the First Supplemental Indenture dated as of July 27, 2015, the “Indenture”), among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the 2045 Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The 2045 Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this note and the terms of the Indenture, the terms of the Indenture shall control. The 2045 Notes are general unsecured obligations of the Issuer.

5.	Optional Redemption.

Prior to February 15, 2045, the 2045 Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the 2045 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2045 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at then-current Treasury Rate, plus 30 basis points, plus accrued interest to but excluding the Redemption Date.

On or after February 15, 2045, the 2045 Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a Redemption Price equal to 100% of the principal amount of the 2045 Notes to be redeemed plus accrued interest to but excluding the Redemption Date.

6.	Partial Redemption.

If less than all of the 2045 Notes are to be redeemed at any time, the Trustee shall select the 2045 Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the 2045 Notes are listed, or if the 2045 Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no 2045 Note of $2,000 in principal amount or less shall be redeemed in part.

7.	Notice of Redemption.

Notice of any redemption pursuant to Section 5 hereof will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of 2045 Notes to be redeemed at his or her last address as it appears in the Security Register. Any 2045 Notes in original denominations larger than $2,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the principal amount shall remain constant (using the principal amount as of the Redemption Date) on 2045 Notes or portions of 2045 Notes called for redemption, unless the Issuer defaults in the payment of the Redemption Price.

8.	Repurchase upon Change of Control Repurchase Event.

Upon the occurrence of any Change of Control Repurchase Event, each Holder shall have the right to require the repurchase of its 2045 Notes by the Issuer in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof on the date of repurchase plus accrued interest, if any, to, but excluding, the date of repurchase.

A notice of such Change of Control Repurchase Event will be mailed within 30 days after any Change of Control Repurchase Event occurs or, at the Issuer’s option, prior to the Change of Control, but after public announcement of such Change of Control, to each Holder of the 2045 Notes with a copy to the Trustee. Any 2045 Notes in original denominations larger than $2,000 may be sold to the Issuer in part. On and after the Change of Control Payment Date, interest ceases to accrue on 2045 Notes or portions of 2045 Notes surrendered for purchase by the Issuer, unless the Issuer defaults in the payment of the repurchase price.

9.	Denominations; Transfer; Exchange.

The 2045 Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of 2045 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any 2045 Notes selected for redemption, except the unredeemed portion of any 2045 Notes being redeemed in part. Also, it need not register the transfer or exchange of any 2045 Notes for a period of 15 days before a selection of 2045 Notes to be redeemed is made, or between a record date and the next succeeding Interest Payment Date.

10.	Persons Deemed Owners.

A Holder shall be treated as the owner of a 2045 Note for all purposes.

11.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, then, subject to applicable escheat law, the Trustee and the Paying Agent will pay the money back to the Issuer at its request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

12.	Discharge Prior to Redemption or Maturity.

The Issuer’s and the Guarantors’ obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the 2045 Notes or upon the irrevocable deposit with the Trustee of U.S. dollars or Government Securities sufficient to pay when due principal of and interest on the 2045 Notes to maturity or redemption, as the case may be.

13.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the 2045 Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the 2045 Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the 2045 Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture, the 2045 Notes and the Note Guarantees to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the legal rights of any Holder.

14.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Issuer and the Guarantors, among other things, to create or permit any lien or merge, consolidate or transfer substantially all of their assets. Within 90 days after the end of each fiscal year, the Issuer must report to the Trustee on compliance with such limitations.

15.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the 2045 Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

16.	Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any 2045 Note when the same becomes due at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any 2045 Note when due and such default continues for a period of 30 days; (c) the Issuer or a Guarantor defaults in the performance of any covenant of the Issuer or a Guarantor in the Indenture or under this note (other than a default specified in clause (a) or (b) above), and such default continues for a period of 90 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the 2045 Notes; (d) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Issuer or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) the winding-up or liquidation of the affairs of the Issuer or a Guarantor and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (e) the Issuer or a Guarantor (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the

Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) effects any general assignment for the benefit of creditors; or (f) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such default continues for a period of 10 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the 2045 Notes.

If an Event of Default occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the 2045 Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the 2045 Notes to be immediately due and payable.

Holders may not enforce the Indenture or the 2045 Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the 2045 Notes. Subject to certain limitations, Holders of a majority in principal amount of the 2045 Notes then outstanding may direct the Trustee in its exercise of any trust or power.

17.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

18.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the 2045 Notes issued under the Indenture or for any claim based on the Indenture or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture, or in any of the 2045 Notes or the Note Guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer, any Guarantor or of any successor Person thereof. Each Holder, by accepting the 2045 Notes, waives and releases all such liability.

19.	Authentication.

This note shall not be valid until the Trustee or Authenticating Agent signs the certificate of authentication on the other side of this note.

20.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Kansas City Southern, 427 West 12th Street, Kansas City, MO 64105, Attention: Treasurer.

ASSIGNMENT FORM

To assign this note, fill in the form below:

(I) or (we) assign and transfer this note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the face of this note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this note purchased by the Issuer pursuant to Section 4.07 of the First Supplemental Indenture, check the box below:

☐  Section 4.07

If you want to elect to have only part of the 2045 Note purchased by the Issuer pursuant to Section 4.07 of the First Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGISTERED GLOBAL SECURITY

The following exchanges of a part of this Registered Global Security for an interest in another Registered Global Security or for an Unregistered Security, or exchanges of a part of another Registered Global Security or Unregistered Security for an interest in this Registered Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Registered Global Security	Amount of increase in Principal Amount of this Registered Global Security	Principal Amount of this Registered Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian